UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2015 (April 16, 2015)

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33326	20-8447891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Main Street, Bridgeport, CT	06604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 338-7171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) People’s United Financial, Inc. (the “Company”) held its annual meeting of shareholders on April 16, 2015.

(b) There were 308,215,999 shares of common stock entitled to vote at the annual meeting, of which 253,073,392 shares were present in person or by proxy. Shareholders voted on the following matters at the annual meeting:

1. Election of directors. The results of the election of the twelve nominees for director are indicated below.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
John P. Barnes	192,674,899	5,451,336	54,947,157
Collin P. Baron	174,448,501	23,677,734	54,947,157
Kevin T. Bottomley	193,029,984	5,096,251	54,947,157
George P. Carter	191,212,760	6,913,475	54,947,157
William F. Cruger, Jr.	195,259,468	2,866,767	54,947,157
John K. Dwight	194,393,341	3,732,894	54,947,157
Jerry Franklin	192,895,156	5,231,079	54,947,157
Janet M. Hansen	194,128,391	3,997,844	54,947,157
Richard M. Hoyt	189,478,852	8,647,383	54,947,157
Nancy McAllister	193,898,129	4,228,106	54,947,157
Mark W. Richards	193,861,665	4,264,570	54,947,157
Kirk W. Walters	192,129,402	5,996,833	54,947,157

There were no abstentions with respect to the election of the twelve nominees for director.

2. Advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the proxy statement. The Company’s shareholders gave advisory approval of the compensation of the Company’s named executive officers. A total of 158,232,923 votes were cast for the proposal, 37,061,584 votes were cast against the proposal; and 2,831,728 shares abstained from voting on the proposal. There were 54,947,157 broker non-votes with respect to the proposal.

3. Ratification of appointment of KPMG LLP as independent registered public accounting firm for 2015. A total of 248,806,706 votes were cast for the proposal; 2,587,509 votes were cast against the proposal; and 1,679,177 shares abstained from voting on the proposal. There were no broker non-votes with respect to the proposal.

(c) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s United Financial, Inc.
(Registrant)

Date: April 17, 2015	By:	/s/ Eric J. Appellof
(Signature)

	Name:	Eric J. Appellof
	Title:	Assistant Secretary

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